Exhibit 10.13

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made, as of March 25, 2026 (the “Execution Date”), by and among Chardan Capital Markets, LLC (“Chardan”), Demetrios Mallios (“Mallios”), individually and on behalf of Geneships Acquisition Corp. (“Geneships”), Aeon Group, Inc. (“AGI”), Aeon Acquisition I Corp. (“Aeon Acquisition”), (collectively, Mallios, AGI, Aeon Acquisition, and Geneships are referred to herein as the “Aeon Parties”), and D. Boral Capital LLC (“DBC”). Each party to this Agreement may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Chardan, Mallios, individually and on behalf of a to-be-formed special purpose acquisition company, Geneships Acquisition Corp. (“Geneships”), and on behalf of a to-be-formed Sponsor entity, are parties to an engagement letter dated as of September 27, 2023 for a Risk Capital Raise (the “Risk Capital Engagement Letter”); and

WHEREAS, Chardan, Mallios, individually, and on behalf of Geneships, and on behalf of a to-be-formed Sponsor entity, are parties to an engagement letter dated as of September 27, 2023 for a proposed public offering of units in a to-be-formed special purpose acquisition company (the “Engagement Letter”); and

WHEREAS, Chardan, AGI, and a to-be-formed Sponsor entity are parties to a letter agreement dated February 27, 2024, which amends the Engagement Letter (the “Amendment”); and

WHEREAS, on or about February 9, 2026, Chardan filed a Demand for Arbitration with the American Arbitration Association (“AAA”), under Case No. 01-26-0000-6229, and thereby commenced an arbitration proceeding against Mallios, AGI, Aeon Acquisition, and Geneships (the “Arbitration”); and

WHEREAS, on February 24, 2026, Mallios and AGI filed their Answering Statement in the Arbitration, in which they denied all the material allegations in Chardan’s Demand for Arbitration and asserted a counterclaim against Chardan (the “Counterclaim”); and

WHEREAS, on February 23, 2026, Aeon Acquisition commenced a special proceeding (the “Special Proceeding”) in the Supreme Court of the State of New York, New York County (the “Court”), styled Aeon Acquisition I Corp., Petitioner, against Chardan Capital Markets, LLC, Respondent, Index No. 65082/2026, by filing a petition (the “Petition”) seeking to permanently stay the Arbitration as against Aeon Acquisition; and

WHEREAS, the Parties executed by email confirmation a binding settlement term sheet (the “Binding Term Sheet”) on Friday, March 20, 2026, which shall remain binding unless and until the Effective Time (as defined below).

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

WHEREAS, each of Chardan and DBC will perform bona fide underwriting services in connection with the IPO consistent with its role as a joint book-running manager, including without limitation participation in due diligence, preparation of the registration statement, investor education and marketing, book-building, pricing, and stabilization activities, and the compensation allocated to each pursuant to this Agreement is intended to be consistent with the requirements of FINRA Rule 5110;

WHEREAS, the Parties acknowledge that the terms of this Agreement, including the underwriting arrangement described herein, may be required to be disclosed in a registration statement, prospectus, and related filings with the United States Securities and Exchange Commission (the “Commission”), the Financial Industry Regulatory Authority (“FINRA”), and any other applicable self-regulatory organization or regulatory authority, and each Party agrees to cooperate fully in connection with any such disclosure obligations; and

WHEREAS, to avoid the expense and uncertainty of further proceedings, the Parties wish to forever resolve and settle their disputes with one another (including without limitation the claims and counterclaims that are or could have been asserted in the Arbitration and/or the Special Proceeding), without any admission of wrongdoing or liability by any Party, upon, and subject to, the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, it is hereby agreed, by and among the Parties, as follows:

1. Recitals

The Recitals set forth above are incorporated herein and made a part hereof as though set forth at length herein.

2. Defined Terms

(a) “IPO Engagement Letter” means that certain IPO Engagement Letter entered into on [ ], 2026, by and among Aeon Acquisition, Chardan, and DBC.

(b) “Legacy Agreements” means the Risk Capital Engagement Letter, the Engagement Letter, the Amendment and the Binding Term Sheet.

(c) “Underwriting Agreement” means that certain Underwriting Agreement substantially in the form attached as Exhibit 1 hereto, to be entered into on or about the pricing of the initial public offering of units of Aeon Acquisition (the “IPO”), by and among Aeon Acquisition, Chardan, as lead underwriter, and DBC, as co-lead underwriter, together as and co-lead representatives of the several underwriters named on Schedule 1 therein.

(d) “Effective Time” means the time of the closing of the IPO, as defined herein.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

3. Effective Time

This Agreement is contingent, and shall only become effective, upon the consummation of the IPO (the “Effective Time”). Until the Effective Time, no Party shall have any rights or obligations hereunder other than covenants expressly stated herein to be operative prior to the Effective Time, including without limitation the Standstill obligations set forth in Section 23 and the disclosure cooperation obligations set forth in Section 19.

4. Long-Stop Date

If the IPO has not occurred by 4:00 p.m. Eastern Time on the sixtieth (60th) calendar day following the date on which this Agreement has been fully executed by all Parties, subject to extension upon the written agreement of Chardan, D. Boral, and Aeon Acquisition, (the “Long-Stop Date”), this Agreement shall automatically terminate and be of no force or effect, except that Sections 13, 19, 20, 21, 22, 24, 25, 26, and 27 shall survive such termination in accordance with their terms. The Parties acknowledge that the Long-Stop Date and the termination risk associated therewith constitute material information that may be required to be disclosed in the registration statement and prospectus for the IPO.

5. Underwriting of IPO

Chardan will serve as lead underwriter and DBC will serve as co-lead underwriter for the IPO. Chardan will appear first on the cover of any prospectus or preliminary prospectus, and DBC will appear second. Chardan will serve as lead representative of the several underwriters in the Underwriting Agreement, and DBC will serve as co-lead representative. Chardan and DBC will be collectively identified as “Representatives” of the underwriters in the Underwriting Agreement. Chardan and DBC agree that Paul Hastings shall be identified as “lead” underwriter counsel in connection with the IPO and shall be located on the cover in the manner to reflect its role as lead underwriter counsel.

6. Underwriting Fees

(a) Scope of Shared Compensation - Broad Definition

All compensation, remuneration, or consideration of any kind, whether direct or indirect, cash or non-cash, paid, payable, promised, or conveyed to Chardan, DBC or any of their respective affiliates, employees, principals, agents, or designees, in connection with or arising out of the IPO or any transaction contemplated by this Agreement or the Underwriting Agreement - including without limitation:

(i) upfront cash underwriting commissions or discounts;

(ii) overallotment (greenshoe) commissions;

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

(iii) deferred underwriting fees, whether held in escrow (excluding the SPAC’s trust) or otherwise;

(iv) expense reimbursements of any kind due to underwriters (beyond the $180,000 in legal fees represented in Section 7);

(v) tail compensation or transaction fees payable following the IPO in connection with any business combination that would be due to the underwriters;

(vi) any economic benefit associated with the Right of First Refusal; and

(vii) any other compensation, consideration, or thing of value, however characterized or structured, that would constitute “underwriting compensation” as defined under FINRA Rule 5110 or that is paid in connection with or as a result of the IPO -

shall constitute “Total IPO Compensation” for purposes of this Agreement and shall be subject to the 50/50 allocation between Chardan and DBC set forth in Section 6(b). Notwithstanding anything to the contrary in this Section 6 or elsewhere in this Agreement, Section 6 and any compensation, fee, reimbursement, right, preference, or other economic benefit contemplated hereby shall be interpreted, applied, and automatically limited in a manner consistent with applicable law and FINRA Rule 5110, and no Party shall be entitled to receive, and no other Party shall be required to pay or provide, any compensation, fee, reimbursement, right, preference, or other economic benefit to the extent prohibited thereby. To the extent any provision of this Section 6 would otherwise result in compensation or another economic benefit in excess of that permitted by applicable law or FINRA Rule 5110, such provision shall be deemed modified solely to the minimum extent necessary to render it compliant.

(b) 50/50 Allocation; Payment Mechanics

All Total IPO Compensation shall be allocated fifty percent (50%) to Chardan and fifty percent (50%) to DBC with both Chardan and DBC being paid directly from the flow of funds. To the extent any excess (based on the allocation above) Total IPO Compensation is paid or payable directly to DBC or Chardan (rather than jointly to Chardan and DBC), either DBC or Chardan shall hold the other’s fifty percent (50%) share in trust and shall remit such share to Chardan or DBC within three (3) business days of receipt. Neither Chardan, DBC nor any Aeon Party shall direct or instruct any payor to route compensation in a manner designed to circumvent the 50/50 allocation. For the avoidance of doubt, as between Chardan and DBC only, any underwriting compensation payable to them in connection with the IPO under the definitive underwriting documents shall be allocated fifty percent (50%) to Chardan and fifty percent (50%) to DBC, irrespective of the internal allocation of orders, sales credit, or participation credit between them. To the extent necessary to effect that allocation, any equalization payments shall be made solely between Chardan and DBC. This split shall not increase or otherwise modify the amount of underwriting compensation payable by Aeon Acquisition, and neither Aeon Acquisition nor its trust account shall have any responsibility for or fund any payment required to effect that split.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

(c) No Side Arrangements.

Each of Chardan, DBC and the Aeon Parties represents, warrants, and covenants that:

(i) as of the date of this Agreement, there are no side letters, side agreements, oral agreements, fee arrangements, compensation arrangements, or understandings of any kind between or among any of them (or their respective affiliates, employees, or agents) relating to underwriter compensation related to the IPO that is not disclosed in the S-1;

(ii) from the date of this Agreement through 24 months following the Effective Time, none of Chardan, DBC, AGI, Aeon Acquisition, Mallios, or any of their respective affiliates shall enter into any side letter, side agreement, or other arrangement that would have the effect of compensating Chardan or DBC or any of their affiliates in connection with the IPO outside of the Total IPO Compensation framework set forth in this Section 6; and

(iii) any arrangement described in clause (ii) entered into without DBC’s and Chardan’s prior written consent shall be void and unenforceable, and any compensation received thereunder shall be deemed Total IPO Compensation subject to the 50/50 allocation, regardless of how it is characterized; and

For the avoidance of doubt, any compensation, payment, fee, commission, rebate, profit interest, equity or equity-linked security, or other thing of value that is paid or delivered, directly or indirectly, to any spouse, domestic partner, immediate family member, or other Person acting for the benefit of any officer, director, employee, principal, or owner of Chardan and/or DBC, in connection with or arising out of the IPO or any transaction contemplated by this Agreement in Section 6 or the Underwriting Agreement, shall be deemed Total IPO Compensation for purposes of this Section 6, regardless of the name or account in which such compensation is held or recorded.

(d) Disclosure

Chardan and DBC shall promptly certify in writing to one another any compensation, payment, or thing of value received by Chardan or DBC, or any of each of their affiliates, in connection with the IPO or another transaction that is a “Subject Transaction” pursuant to the Underwriting Agreement, whether or not Chardan or DBC believe it constitutes Total IPO Compensation.

(e) FINRA Rule 5110 Compliance

The Parties acknowledge and agree that all Total IPO Compensation is subject to review and approval by FINRA pursuant to FINRA Rule 5110, and that the Underwriting Agreement shall contain terms consistent therewith, including: (i) compliance with the aggregate underwriting compensation cap of Rule 5110(b)(2)(C); (ii) 180-day lock-up restrictions on representative shares or similar securities per Rule 5110(e)(1); and (iii) full itemization of all compensation items in the FINRA Rule 5110 filing, to be submitted no later than three (3) business days after the related registration statement (or any amendment thereto) is filed with the Commission. In the event FINRA requires any modification to the compensation structure, the Parties shall negotiate in good faith to implement such modifications in a manner that preserves, to the extent permissible, the 50/50 economic allocation.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

(f) Breach; Remedies

Any breach of this Section 6, including without limitation any failure to disclose compensation, any violation of the no-side-arrangements covenant, any failure to remit DBC’s or Chardan’s share of Total IPO Compensation, or any circumvention of the 50/50 allocation, shall constitute a material breach of this Agreement entitling the aggrieved party, to: (i) recover all amounts wrongfully withheld or diverted, with interest at the statutory rate from the date due; (ii) seek specific performance of the compensation obligations hereunder; (iii) recover its reasonable attorneys’ fees and costs in connection with any enforcement action; and (iv) seek any other remedies available at law or in equity. The Parties agree that monetary damages alone may be inadequate to remedy a breach of this Section and that equitable relief shall be available without the requirement to post a bond.

(g) Each of Chardan and DBC represents and warrants that neither it nor any of its affiliates, employees, or principals holds, has been promised, or will receive any founder shares, sponsor equity, private placement warrants, or private placement units in Aeon Acquisition or its Sponsor in connection with the IPO. Any such interest, if received, shall be deemed Total IPO Compensation and included in the FINRA Rule 5110 filing.

7. Underwriting Expenses

DBC represents to Chardan that, as of the date of this Agreement, DBC, as underwriter, has not incurred any expenses beyond legal fees of $180,000. Notwithstanding the foregoing, Chardan and DBC have executed an engagement letter with Paul Hastings that provides that the total amount charged by Paul Hastings can, under specified circumstances, exceed $180,000. DBC represents and warrants that this representation is true, complete, and not misleading as of the date hereof. DBC shall promptly notify Chardan in writing if it becomes aware that this representation was inaccurate as of the date made or becomes inaccurate prior to the Effective Time. DBC and Chardan shall cooperate to minimize clearing, net capital, and other deal-related expenses to be incurred in connection with the IPO.

8. Right of First Refusal

(a) Chardan and DBC will share equally (50/50) in the economic benefit of the right of first refusal agreed to by Aeon Acquisition in the Underwriting Agreement (the “Right of First Refusal”). The Right of First Refusal shall be subject to the limitations set forth in FINRA Rule 5110(g)(5)(B), including that: (i) its duration shall not exceed three (3) years from the effective date of the registration statement for the IPO; and (ii) its terms shall not be unreasonably burdensome to Aeon Acquisition. For the avoidance of doubt, the applicable duration of the Right of First Refusal, if any, shall be as contained within the Underwriting Agreement.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

(b) The Right of First Refusal shall apply only to Aeon Acquisition I Corp (ticker AESPU, as amended, and sometimes referred to elsewhere as Aeon SPAC1-Sports), any successor thereto, and any of its or their controlled affiliates, but not to any non-controlled affiliates of Aeon Acquisition or Mallios, or any other affiliates of Mallios, including without limitation The Aeon Group, Inc.

(c) The Parties acknowledge that the Right of First Refusal and its economic value must be disclosed in the registration statement and prospectus, including a good-faith estimate of its value to the extent required by FINRA or the Commission.

9. Discontinuance of Arbitration and Special Proceeding

Within three (3) business days after the Effective Time, the Parties shall cause their respective attorneys to file stipulations of dismissal with prejudice with the AAA and with the Court, terminating the Arbitration and the Special Proceeding, respectively. Prior to the Effective Time, the Parties shall not take any action to advance, escalate, or seek substantive relief in the Arbitration or the Special Proceeding.

10. Termination of Legacy Agreements

Upon the Effective Time, the Legacy Agreements shall automatically terminate and be deemed null, void, unenforceable, and of no further force or effect, without further action by any Party. No party to the Legacy Agreements shall have any further rights or obligations with respect to any other party pursuant to the Legacy Agreements, or any of them. For the avoidance of doubt, the termination of the Legacy Agreements shall not affect any rights or claims arising under such agreements prior to their termination that are not otherwise released pursuant to Section 11 of this Agreement.

11. Mutual Releases

(a) Effective as of the Effective Time, DBC and Chardan, on behalf of themselves and each of their predecessors, successors, assigns, parents, subsidiaries, affiliates, shareholders, partners, members, managers, directors, officers, employees, agents, and representatives (each, a “DBC Releasing Party” or a “Chardan Releasing Party” and collectively, the “DBC and Chardan Releasing Parties”), hereby forever, fully, finally, and irrevocably discharges and releases Mallios, AGI, Aeon Acquisition, and Geneships, together with each of their respective current and former heirs, executors, administrators, predecessors, successors, assigns, parents, subsidiaries, direct or indirect affiliates, shareholders, partners, members, managers, directors, officers, employees, agents, representatives, insurers, accountants, and attorneys, acting in such capacity (each, an “Aeon Released Party”), from all known and unknown charges, complaints, grievances, liabilities, obligations, promises, agreements, contracts, warranties, actions, causes of action, suits, costs, losses, penalties, fees, expenses, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, variances, trespasses, damages, judgments, extents, executions, rights, claims, and demands of any kind, nature, or description whatsoever, in law, admiralty, or equity, whether contingent or direct, disclosed or undisclosed, known or unknown, which any Chardan Releasing Parties or any DBC Releasing Parties ever had, may have had, now have, or hereafter can, shall, or may have against any Aeon Released Party, for, upon, or by reason of any event, matter, cause, or thing whatsoever, from the beginning of the world to the Execution Date arising out of or relating to any and all acts, omissions, or events occurring on or prior to the Execution Date with any of Aeon Acquisition, AGI, Mallios or any of their affiliates; provided, however, that any agreements executed from and after the Execution Date, including the IPO Engagement Letter and the Underwriting Agreement, and the obligations thereunder, and the monetary obligations under Section 6 of this Agreement shall not be released until fully satisfied.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

(b) Effective as of the Effective Time, Mallios, AGI, Aeon Acquisition and Geneships, together with each of their respective heirs, executors, administrators, predecessors, successors, assigns, parents, subsidiaries, affiliates, shareholders, partners, members, managers, directors, officers, employees, agents, representatives, insurers, accountants, and attorneys (each, an “Aeon Releasing Party”), hereby forever, fully, finally, and irrevocably discharges and releases Chardan, and DBC, each of their current and former administrators, predecessors, successors, assigns, parents, subsidiaries, direct and indirect affiliates, shareholders, partners, members, managers, directors, officers, employees, agents, representatives, insurers, accountants, and attorneys, acting in such capacity (each, respectively a “DBC Released Party” and a “Chardan Released Party”), from all known and unknown charges, complaints, grievances, liabilities, obligations, promises, agreements, contracts, warranties, actions, causes of action, suits, costs, losses, penalties, fees, expenses, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, variances, trespasses, damages, judgments, extents, executions, rights, claims, and demands of any kind, nature, or description whatsoever, in law, admiralty, or equity, whether contingent or direct, disclosed or undisclosed, known or unknown, which the Aeon Releasing Parties ever had, may have had, now have, or hereafter can, shall, or may have against any DBC Released Party or any Chardan Released Party, for, upon, or by reason of any event, matter, cause, or thing whatsoever, from the beginning of the world to the Execution Date; provided, however, that any agreements executed from and after the Execution Date, including the IPO Engagement Letter and the Underwriting Agreement, and the obligations thereunder, and the monetary obligations under Section 6 of this Agreement shall not be released until fully satisfied.

(c) Effective as of the Effective Time, DBC and Chardan, on behalf of themselves and their predecessors, successors, assigns, parents, subsidiaries, affiliates, shareholders, partners, members, managers, directors, officers, employees, agents, and representatives (each, a “DBC Releasing Party” or “Chardan Releasing Party” and collectively, the “DBC and Chardan Releasing Parties”), hereby forever, fully, finally, and irrevocably discharges and releases each other, together with each of their respective current and former heirs, executors, administrators, predecessors, successors, assigns, parents, subsidiaries, direct or indirect affiliates, shareholders, partners, members, managers, directors, officers, employees, agents, representatives, insurers, accountants, and attorneys, acting in such capacity (each, an “DBC Released Party” or a “Chardan Released Party”), from all known and unknown charges, complaints, grievances, liabilities, obligations, promises, agreements, contracts, warranties, actions, causes of action, suits, costs, losses, penalties, fees, expenses, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, variances, trespasses, damages, judgments, extents, executions, rights, claims, and demands of any kind, nature, or description whatsoever, in law, admiralty, or equity, whether contingent or direct, disclosed or undisclosed, known or unknown, which the DBC Releasing Parties or the Chardan Releasing Parties ever had, may have had, now have, or hereafter can, shall, or may have against any DBC Released Party, or Chardan Released Party for, upon, or by reason of any event, matter, cause, or thing whatsoever, from the beginning of the world to the Execution Date; provided, however, that any agreements executed from and after the Execution Date, including the IPO Engagement Letter and the Underwriting Agreement, and the obligations thereunder, and the monetary obligations under Section 6 of this Agreement shall not be released until fully satisfied.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

(c) The foregoing discharges and releases (the “Releases”) shall become effective as of the Effective Time and shall not be effective for any purpose prior thereto.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall release, waive, or otherwise affect any rights, obligations, or liabilities of any Party arising under this Agreement, including, without limitation, any provision relating to performance, enforcement, interpretation, or remedies in respect hereof.

(e) For the avoidance of doubt, neither the Releases nor any other provision of this Agreement shall be construed to limit or impair any Party’s right or obligation to make disclosures required by applicable securities laws, FINRA rules, or Commission regulations, including without limitation any disclosure required in connection with the registration statement or prospectus for the IPO or any subsequent reporting obligations.

12. Representations, Warranties, and Covenants

(a) Aeon Acquisition - Authority; Due Authorization. Aeon Acquisition represents and warrants that it has the full power and authority to enter into this Agreement and give its Release, and that this Agreement has been duly authorized by all necessary corporate action, including approval by its Board of Directors, including approval by its independent directors to the extent required by applicable law or stock exchange listing standards. Aeon Acquisition shall deliver to Chardan, contemporaneously with the execution of this Agreement, a certified copy of the consent or resolution of its Board of Directors evidencing such approval. Aeon Acquisition irrevocably waives any defense based on lack of corporate authority or failure to obtain Board approval with respect to the enforceability of this Agreement.

(b) AGI - Authority; Due Authorization. AGI represents and warrants that it has the full power and authority to enter into this Agreement and give its Release, and that this Agreement has been duly authorized by all necessary corporate action, including approval by its Board of Directors. AGI shall deliver to Chardan, contemporaneously with the execution of this Agreement, a certified copy of the consent or resolution of its Board of Directors evidencing such approval. AGI irrevocably waives any defense based on lack of corporate authority or failure to obtain Board approval with respect to the enforceability of this Agreement.

(c) Mallios, individually and on behalf of Geneships - Authority; Due Authorization. Mallios represents and warrants that he has full power, legal capacity, and authority to enter into this Agreement and to perform his obligations hereunder, and that this Agreement has been duly executed and delivered by him and constitutes his legal, valid, and binding obligation, enforceable against him in accordance with its terms, on his individual behalf and on behalf of Geneships.

(d) Individual Signatories. Each individual executing this Agreement on behalf of a Party represents and warrants that he or she has full authority to execute and deliver this Agreement on behalf of such Party and to bind such Party thereby.

(e) No Conflicts. Each of Chardan, Aeon Acquisition, AGI, Geneships, and DBC represents and warrants that the execution, delivery, and performance of this Agreement do not and will not: (i) violate any provision of its organizational documents; (ii) conflict with or result in a breach of any material agreement, instrument, or obligation to which it is a party or by which it or its assets are bound; or (iii) violate any applicable law, rule, or regulation, or any order, judgment, or decree applicable to it.

(f) No Reliance; Independent Judgment. Each Party expressly disclaims reliance upon, and acknowledges that, except as expressly set forth in this Agreement, it has not relied upon, any oral or written agreement, promise, understanding, representation, or warranty of any other Party in entering into this Agreement; provided, however, that nothing in this Agreement shall limit or waive any claims arising out of or relating to fraud, fraudulent inducement, intentional misrepresentation, or the knowing concealment or nondisclosure of material facts.

(g) No Fraud; No Concealment. Each Party represents and warrants that neither it nor any of its Released Parties has engaged in any fraud, fraudulent inducement, intentional misrepresentation, or the knowing concealment or nondisclosure of any material fact in connection with the negotiation or execution of this Agreement.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

(h) FINRA Membership; Regulatory Standing. Each of Chardan and DBC represents and warrants that, as of the date of this Agreement and as of the Effective Time: (i) it is a duly registered broker-dealer and member in good standing of FINRA; (ii) it has no pending disciplinary proceedings that would materially impair its ability to serve as underwriter in the IPO; and (iii) it will promptly notify the other Parties if any event occurs prior to the Effective Time that would cause this representation to be untrue.

(i) Covenant to Cooperate. Each Party agrees to execute and deliver such additional documents and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement, including without limitation cooperating in connection with FINRA Rule 5110 filings, Commission comment responses, and any regulatory inquiries relating to the IPO.

(j) No Assignment. Each Party represents and warrants that it has not assigned or transferred, or purported to assign or transfer, any claim, right, or interest released or affected by this Agreement.

(k) Survival of Representations and Warranties. The representations and warranties set forth in this Section 12 shall survive the execution of this Agreement and the Effective Time for a period of three (3) years following the Effective Time, except that representations identified as relating to authority, due authorization, and the absence of fraud or concealment shall survive indefinitely.

(l) Breach. Any material breach of the representations, warranties, or covenants set forth in this Section 12 shall constitute a material breach of this Agreement and shall entitle the non-breaching Party to pursue all available remedies at law or in equity.

(m) Condition Precedent to Chardan and DBC’s Obligations. DBC and Chardan’s execution of this Agreement is expressly conditioned upon the truth and accuracy of the representations and warranties set forth in this Section 12 as of the date hereof.

13. No Admission of Wrongdoing or Liability; No Use Upon Termination

Each Party to this Agreement expressly denies the material allegations asserted against it by the other Parties. By entering into this Agreement, no Party admits to any wrongdoing or liability of any kind whatsoever. The Parties acknowledge and agree that the terms of this Agreement reflect a negotiated compromise of disputed claims and that nothing contained herein shall be presented or construed as an admission or concession of wrongdoing or liability of any kind whatsoever by any Party. The Parties further acknowledge that this no-admission provision has no bearing on the authority of any governmental or regulatory body, including the Commission or FINRA, to investigate or take action with respect to any underlying conduct. Notwithstanding anything to the contrary contained herein, in the event that this Agreement is terminated in accordance with its terms, neither this Agreement, nor any of its provisions, nor any negotiations, discussions, or communications relating hereto, nor any disclosure, filing, or statement contained in or made in connection with any registration statement, prospectus, or other offering document referencing or incorporating this Settlement Agreement, shall be admissible in evidence or used for any purpose in any action, suit, arbitration, or other proceeding between or among the Parties; provided, however, that this Section shall not prohibit the use of such materials solely to the extent necessary to enforce the express terms of this Section or to establish the fact of termination of this Agreement.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

14. Taxes, Costs, Fees, and Expenses

Each Party shall be responsible for its own taxes, costs, fees, expenses, and attorneys’ fees incurred in connection with this Agreement, the Arbitration, and the Special Proceeding.

15. Sole Consideration

The Parties understand and agree that the consideration recited in this Agreement is the sole and only consideration for this Agreement, and that no other consideration has been paid or promised in connection herewith.

16. Entire Agreement; Limited Supersession

This Agreement, together with the Underwriting Agreement and the IPO Engagement Letter, constitutes the entire agreement and understanding of the Parties with respect to the subject matter expressly set forth herein, and supersedes all prior and contemporaneous agreements, negotiations, understandings, and discussions, whether written or oral, relating to such subject matter. Notwithstanding the foregoing:

(a) The Legacy Agreements are not superseded, terminated, or modified by this Agreement and shall remain in full force and effect in accordance with their terms unless and until the Effective Time, at which time they shall automatically terminate pursuant to Section 10 without further action by any Party.

(b) The Underwriting Agreement and the IPO Engagement Letter shall remain in full force and effect in accordance with their respective terms and are not superseded, modified, or amended by this Agreement except to the extent expressly set forth herein.

(c) For the avoidance of doubt: (i) the Legacy Agreements shall continue in effect as provided above until such termination; and (ii) the termination of the Legacy Agreements shall not affect any rights or claims arising thereunder prior to such termination that are not otherwise released pursuant to Section 11.

17. Modifications

This Agreement may not be modified or amended orally or in any other manner unless in writing and duly signed by authorized representatives of all Parties.

18. Negotiated Agreement

Each Party acknowledges and agrees that the terms and conditions of this Agreement are the result of arm’s-length negotiation between and among the Parties and their respective counsel, and agrees that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its respective counsel participated in its drafting.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

19. Confidentiality and Disclosure Obligations

(a) Each of the Parties agrees not to voluntarily disclose, directly or indirectly, the terms and conditions of this Agreement to any third party, except as necessary to enforce the Agreement, including, but not limited to, in any dispute arising out of this Agreement.

(b) Notwithstanding Section 19(a), the Parties may disclose the terms of this Agreement on an as-needed basis to their respective attorneys, accountants, auditors, and tax consultants who are bound by confidentiality obligations no less restrictive than those contained herein.

(c) Nothing in this Agreement shall prevent any Party from making any disclosure required:

(i) to comply with any validly issued subpoena or other legal or judicial process issued by any court, legislative, or regulatory body of competent jurisdiction;

(ii) in connection with a registration statement, prospectus, filing with FINRA, the Commission, or any other self-regulatory organization or federal or state authority, including without limitation any disclosure required under applicable securities laws, FINRA rules, or Commission regulations or comments;

(iii) to comply with any reporting obligation imposed by FINRA Rule 4530 or any other applicable FINRA rule;

(iv) to communicate with, provide information to, or cooperate with any governmental, regulatory, or self-regulatory organization, including without limitation the Commission, FINRA, or any state securities regulator, in connection with any inquiry, investigation, examination, or proceeding, whether voluntary or compelled; or

(v) pursuant to the whistleblower protection provisions of Section 21F of the Exchange Act, SEC Rule 21F-17, or any applicable FINRA rule, including FINRA Rule 2010, it being the express intent of the Parties that no provision of this Agreement shall be construed to impede, restrict, or condition any Party’s right to communicate directly with the Commission or FINRA staff about a possible securities law violation.

(d) The Parties expressly acknowledge that this Agreement does not limit any Party’s obligation to disclose material information required under applicable securities laws in connection with any securities offering or reporting obligation.

20. Severability

It is intended that the terms and provisions of this Agreement are severable. To the extent that any term or provision hereof is held to be void, invalid, illegal, or unenforceable in any respect by a court or arbitral tribunal of competent jurisdiction, the remainder of this Agreement and the Releases shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

21. No Waiver

No provision of this Agreement shall be waived except by a writing signed by the Party waiving same, and only to the extent so specified in that writing. No waiver of any provision of this Agreement shall be deemed to constitute a waiver or modification of any other provision, nor shall any such waiver constitute a continuing waiver.

22. Reliance on Own Counsel

Each Party hereby acknowledges and agrees that it has had the opportunity to review this Agreement and consult with legal counsel of its choice prior to execution, and has in fact done so, and has been specifically advised by its counsel of the consequences of this Agreement and its respective rights and obligations hereunder. Each Party further acknowledges and agrees that it is relying solely on the advice of its own legal counsel with respect to this Agreement.

23. Standstill

(a) From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 4 (the “Standstill Period”), each Party agrees that it shall not, and shall cause its affiliates, representatives, attorneys, and agents not to, directly or indirectly:

(i) commence, assert, or prosecute any private claim, action, arbitration, or proceeding against any other Party arising out of or relating to the Legacy Agreements or the subject matter of the dispute between the Parties;

(ii) take any action, or omit to take any action, with the intent or the reasonably foreseeable effect of materially interfering with, delaying, or impairing the IPO; or

(iii) make or publish any public statement or communication that is materially false or misleading and that is intended to disparage or that is reasonably likely to materially and adversely affect the reputation, business, or prospects of any other Party.

(b) Notwithstanding Section 23(a), nothing herein shall prohibit any Party from:

(i) enforcing the terms of this Agreement or asserting claims arising from a breach of this Agreement;

(ii) asserting claims based on fraud, fraudulent inducement, intentional misrepresentation, or the knowing concealment or nondisclosure of material facts; or

(iii) taking any action expressly permitted or required by Section 19(c) of this Agreement, including without limitation communicating with governmental or regulatory authorities, making required disclosures in the IPO registration statement, or exercising whistleblower rights under applicable law.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

(c) Remedies. The Parties agree that this Section 23 is a material inducement to entering into this Agreement and that any breach shall result in irreparable harm entitling the non-breaching Party to seek injunctive relief, specific performance, and any other available equitable remedies in a court of competent jurisdiction, without the requirement to post a bond; provided, however, that no such equitable relief shall be available to restrict any activity described in Section 23(b).

24. Governing Law, Jurisdiction, and Jury Trial Waiver

(a) This Agreement, including the Releases, shall be construed under and governed by the laws of the State of New York, without giving effect to any choice-of-law or conflicts-of-law principles that would otherwise require the application of the laws of a different jurisdiction.

(b) Any action arising out of or relating to this Agreement and/or the Releases shall be brought exclusively in the state courts of the State of New York sitting in New York County, or the United States District Court for the Southern District of New York, and each Party irrevocably submits to the personal jurisdiction of such courts and waives any objection to venue, including any claim of forum non conveniens.

(c) EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE RELEASES. EACH PARTY ACKNOWLEDGES THAT THIS JURY TRIAL WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS THAT IT OR HE HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL AND THAT THE DECISION TO WAIVE JURY TRIAL IS MADE KNOWINGLY AND VOLUNTARILY.

(d) In the event that any Party (an “Initiating Party”) brings suit, an arbitration, or otherwise attempts to pursue any claim or right or to enforce any remedy against any other Party with respect to a claim that has been released under Section 11 (a “Released Claim”), the responding Party or Parties shall be entitled to recover from the Initiating Party all damages, losses, costs, and expenses, including reasonable attorneys’ fees and court costs, arising out of or relating to the pursuit of such Released Claim, and the Initiating Party’s release shall be automatically deemed null and void and of no further force or effect. Notwithstanding the foregoing, any rights or remedies available under the Underwriting Agreement or this Agreement shall not be considered a Released Claim.

25. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement binding on all Parties.

26. Electronic Execution; Authoritative Copy; Cross-Border Enforceability

The Parties agree that this Agreement and any related documents may be executed and delivered by electronic signature (including, without limitation, by DocuSign, Adobe Sign, or other similar electronic signature platforms), and that any such electronic signatures shall be deemed to have the same legal effect as original handwritten signatures for all purposes. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

The Parties further agree that the electronic version of this Agreement maintained by the electronic signature platform used to execute this Agreement shall constitute the “authoritative copy” of this Agreement for all purposes, including for evidentiary use in any judicial, arbitral, regulatory, or administrative proceeding. Each Party agrees not to contest the admissibility or enforceability of such authoritative copy or any electronic record of this Agreement (including PDF or other imaged formats) on the basis that it is not a paper original, provided that such record remains accessible for subsequent reference.

The Parties acknowledge and agree that the execution and delivery of this Agreement by electronic means is intended to comply with applicable electronic signature and record laws, including, without limitation, the Electronic Signatures in Global and National Commerce Act (15 U.S.C. § 7001 et seq.), the New York Electronic Signatures and Records Act (N.Y. State Technology Law §§ 301–309), Regulation (EU) No 910/2014 (eIDAS), as applicable in Greece, and the Electronic Transactions Act (As Revised) of the Cayman Islands, together with any analogous laws in other relevant jurisdictions. Each Party agrees that it will not challenge the validity or enforceability of this Agreement on the basis that it was executed electronically or across national borders, except to the extent such challenge cannot be waived under applicable law.

Notwithstanding the foregoing, each Party acknowledges that this Agreement, and any electronic execution hereof, may be referenced, summarized, or disclosed in any registration statement, prospectus, or other filing with the U.S. Securities and Exchange Commission or any securities exchange, including Nasdaq, to the extent required by applicable law, regulation, or exchange rules. No provision of this Section shall be construed to limit or restrict compliance with applicable disclosure obligations, including those arising under the Securities Act of 1933, the Securities Exchange Act of 1934, or FINRA rules (including Rule 5110), or to impair the ability of any Party or its affiliates to retain and produce this Agreement or related electronic records in connection with due diligence, regulatory review, or any inquiry by the SEC, FINRA, or any other governmental or self-regulatory authority.

The Parties further agree that the use of electronic signatures and maintenance of an authoritative copy as provided herein is consistent with commercially reasonable practices for evidencing agreements in capital markets transactions and is intended to support the reliability, integrity, and reproducibility of records for purposes of legal enforceability, regulatory compliance, and due diligence review.

27. Authority to Execute Agreement

By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has full authority to bind that Party and that the Party’s execution of this Agreement is not in violation of any by-law, covenant, operating agreement, resolution, or other restriction applicable to that Party.

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first stated above.

CHARDAN CAPITAL MARKETS, LLC

By:
Name:
Title:
Date:

DEMETRIOS MALLIOS, individually

Date:

AEON GROUP, INC.

By:
Name:
Title:
Date:

AEON ACQUISITION I CORP.

By:
Name:
Title:
Date:

GENESHIPS ACQUISITION CORP.
By Demetrios Mallios

By:
Name:
Title:
Date:

D. BORAL CAPITAL LLC

By:
Name:
Title:
Date:

CONFIDENTIAL DRAFT SETTLEMENT AGREEMENT – SUBJECT TO FRE 408 AND CPLR 4547

EXHIBIT 1

(FORM OF UNDERWRITING AGREEMENT)

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